Exhibit 2.2
WARRANT PURCHASE AGREEMENT
     THIS WARRANT PURCHASE AGREEMENT (this “Agreement”), entered into and dated effective as of June 18, 2010 (the “Closing Date”), is by and between United American Healthcare Corporation, a Michigan corporation (the “Buyer”), and Convergent Capital Partners I, L.P., a Delaware limited partnership (“Convergent”), Main Street Equity Interests, Inc., a Delaware corporation (“Main Street”), Medallion Capital, Inc., a Minnesota corporation (“Medallion”) and Pacific Mezzanine Fund, L.P., a California limited partnership (“PMF”, and collectively with Convergent, Main Street and Medallion, each individually a “Holder”, and collectively the “Holders”).
W I T N E S S E T H :
     WHEREAS, the Holders are owners of those certain Warrant Nos. 4, 5, 6, 7, 9, 10 and 11 to purchase common units in Pulse Systems, LLC, a Delaware limited liability company (the “Company”) as listed in the Company’s company books and records and as included in the attached Exhibit A to this Agreement, and which represent the right to purchase 1,503,097 common units of the Company (each individually a “Warrant”, and collectively the “Warrants”);
     WHEREAS, Main Street previously acquired Warrant Nos. 5 and 11 from its affiliate, Main Street Mezzanine Fund, L.P., a Delaware limited partnership, on September 28, 2009;
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer and the Company’s other equity owners are entering into that certain Securities Purchase Agreement (the “Purchase Agreement”) under which the Buyer is acquiring 100% of the common units and warrants to purchase common units of the Company, other than the Warrants, from the holders thereof;
     WHEREAS, the Company and its members desire to have this Agreement and the Purchase Agreement executed and therefore the Company, on behalf of itself and its members, desires to (a) waive any and all notifications, rights of first refusal, preemptive rights or other restrictions on each Holder’s right to execute this Agreement and sell and transfer the Warrants to the Buyer and (b) consent to, approve and ratify the Buyer’s purchase of the Warrants from the Holders;
     WHEREAS, the Holders and the Buyer have obtained a consent and waiver from the Company in substantially the form attached hereto as Exhibit C whereby the Company has (a) waived any and all notifications, rights of first refusal, preemptive rights or other restrictions on each Holder’s right to execute this Agreement and sell and transfer the Warrants to the Buyer, (b) consented to, approved and ratified the Buyer’s purchase of the Warrants from the Holders and (c) agreed to and accepted the assignment, conveyance, sale and delivery from each Holder of the Warrants to the Buyer and all of each Holder’s rights thereunder and acknowledges and agreed to the transfer of all of each Holder’s rights and the Company’s obligations to each Holder under the Warrants from each Holder to the Buyer;

     WHEREAS, as part of the Purchase Agreement (specifically, Section 9.21 of the Purchase Agreement) each of the Company’s members, with respect to the common units of the Company and the preferred units of the Company held by each such member, has waived its or his respective right of first refusal, co-sale rights, notice requirements, and any other rights of such member set forth in the certain Investors Rights Agreement dated June 1, 2004 entered into by and among the Company and each of its members, as amended through the Closing Date, (the “Investor Rights Agreement”) and applicable to the sale and transfer of the Warrants contemplated by this Agreement; and
     NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants, promises, agreements, representations and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Holders hereby agree as follows:
     1. Purchase; Payment of Purchase Price.
     (a) The Buyer hereby purchases from each Holder the Warrants held by such Holder as set forth on Exhibit A (collectively, the “Purchase”).
     (b) The aggregate purchase price for the Warrants shall be equal to Eight Hundred Thirty-One Thousand Two Hundred and Three Dollars and Forty-One Cents ($831,203.41) (the “Purchase Price”), payable by the Buyer to each Holder in cash at the Closing as follows:
(i)	Convergent – $127,606.65;

(ii)	Main Street – $281,486.04;

(iii)	Medallion – $140,624.68; and

(iv)	PMF – $281,486.04.
     2. Closing; Closing Deliveries.
     (a) The execution of this Agreement, and the closing of the Purchase (the “Closing”), shall occur simultaneously on the Closing Date.
     (b) At the Closing, each Holder shall deliver to the Buyer:
     (i) this Agreement, duly executed by such Holder;
     (ii) an Irrevocable Warrant Power in the form attached hereto as Exhibit B (each, a “Warrant Power”) with respect to each Warrant held by such Holder, transferring the Warrant from such Holder to the Buyer, duly executed by such Holder;
     (iii) each original Warrant held by such Holder;

     (iv) a duly executed consent and waiver from the Company in the form of the consent and waiver attached hereto as Exhibit C whereby the Company has (A) waived any and all notifications, rights of first refusal, preemptive rights or other restrictions on each Holder’s right to execute this Agreement and sell and transfer the Warrants to the Buyer, (B) consented to, approved and ratified the Buyer’s purchase of the Warrants from the Holders and (C) agreed to and accepted the assignment, conveyance, sale and delivery from each Holder of the Warrants to the Buyer and all of each Holder’s rights thereunder and acknowledges and agreed to the transfer of all of each Holder’s rights and the Company’s obligations to each Holder under the Warrants from each Holder to the Buyer (the “Company Consent”);
     (v) such other certificates, documents and agreements as the Buyer may reasonably request.
     (c) At the Closing, the Buyer shall deliver to the Holders:
     (i) this Agreement, duly executed by the Buyer;
     (ii) a fully executed copy of the Purchase Agreement, which has been duly executed by the Buyer and the sellers that are party thereto;
     (iii) the Purchase Price to each Holder via wire transfer in immediately available and accessible funds to the accounts and wire transfer instructions provided by each Holder in Exhibit D attached hereto; and
     (iv) such other certificates, documents and agreements as the Holders may reasonably request.
     3. Representations of each Holder As a material inducement to the Buyer to enter into this Agreement, each Holder represents and warrants to the Buyer, as of the Closing, as follows:
     (a) Organization of the Holder.
     (i) If such Holder is a limited partnership, such Holder is duly organized, validly existing and in good standing (or having comparable active status) under the laws of the jurisdiction of its formation.
     (ii) If such Holder is a corporation, such Holder is duly incorporated, validly existing and in good standing (or having comparable active status) under the laws of the jurisdiction of its formation.
     (b) Authority for Agreement. Such Holder (i) if a limited partnership, has the requisite limited partnership power and authority to execute and deliver this Agreement and each Warrant Power applicable to such Holder (collectively the “Transaction Documents”) and to perform its obligations hereunder and thereunder, and (ii) if a corporation, has the full corporate power and authority to execute and deliver the

Transaction Documents and to perform its obligations hereunder and thereunder. Such Holder has approved the Transaction Documents and the transactions contemplated hereby and has authorized the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby. No other proceedings on the part of such Holder, whether by the members, partners, shareholders, managers or otherwise, are necessary to approve and authorize the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby. The Transaction Documents to which such Holder is a party have been duly executed and delivered by such Holder and are legal, valid and binding obligations of such Holder, enforceable against such Holder in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.
     (c) Consents and Approvals; No Violation. Except as set forth on Schedule 3(c), the execution, delivery and performance by such Holder of the Transaction Documents and the consummation by such Holder of the transactions contemplated hereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Governing Documents of such Holder or any resolution adopted by the managers, partners, shareholders or directors of such Holder, if applicable, or (y) any note, debt instrument, security agreement, mortgage or any other contract to which such Holder is a party or by which it is bound or any material Law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to such Holder; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Lien, possibility of Lien, or restriction in favor of any Person upon any of the Securities or any of the properties or assets of the Company.
     (d) Holder Ownership of Company Interests. Immediately prior to the consummation of the transactions contemplated hereby, such Holder holds of record and beneficially the Warrants as are set forth across from such Holder’s name on Exhibit A, free and clear of any Lien other than restrictions imposed by the LLC Agreement, the Rights Agreement and federal and state securities laws. Other than the Warrants set forth across from such Holder’s name on Exhibit A, the Holder has no right, title or interest in or to (i) any Equity Interests of the Company, or (ii) any subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire Equity Interests of the Company. Except as set forth on Schedule 3(d), there are no proxies, voting rights, equityholders agreements or other agreements or understandings, to which such Holder is a party or by which such Holder is bound, with respect to the voting or transfer of the Warrants or other ownership of Equity Interests of the Company.
     (e) Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon such Holder for any commission, fee or other compensation payable as a finder or broker because of any act or omission by such Holder.
     (f) Allocation of Purchase Price. All Holders acknowledge that they have reviewed the allocation of the Purchase Price as set forth in Section 1(b) and have agreed to it.
     (g) Disclosure. Solely with respect to such Holder, to such Holder’s knowledge, no representation or warranty by such Holder contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.
     4. Representations of the Buyer. The Buyer represents and warrants to the Holders as follows:
     (a) Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan, and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. The Buyer has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.
     (b) Authority for Agreement. The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The board of directors of the Buyer has duly approved this Agreement and the transactions contemplated hereby and have authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. No other proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.
     (c) No Violation to Result. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, (x) any of the terms of the Governing Documents of the Buyer or any resolution adopted by the directors or shareholders of the Buyer, or (y) any note, debt instrument, security agreement, mortgage or any other contract to which the Buyer is a party or by which it is bound; or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Buyer except to the extent the same would have a material adverse effect on the Buyer; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Lien, possibility of Lien, or restriction in favor of any Person upon any of the properties or assets of the Buyer. No notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement nor the consummation by the Buyer of the transactions contemplated hereby.
     (d) Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Holders or the Buyer for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Buyer.
     (e) Accredited Investor; Investment. The Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Buyer acknowledges that the Warrants have not been, nor are they contemplated to be, registered under any federal, state or local securities laws, and may not be resold unless permitted under applicable exemptions contained in such securities laws or upon satisfaction of the registration or qualification requirements of such securities laws. The Buyer acknowledges and agrees that it must bear the economic risk of its investment in the Warrants for an indefinite period of time, since such investment has not been registered or qualified under such securities laws. The Buyer is not acquiring the Warrants with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. Subject to its reliance on the express representations and warranties made by the Holders in this Agreement, the Buyer, together with its shareholders, directors and officers, is familiar with investments of the nature of the investment contemplated under this Agreement, understands that this investment involves substantial risks, has adequately investigated the Company and its business and has substantial knowledge and experience in financial and business matters, such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Warrants, and is able to bear the economic risks of such investment. Further, the Buyer agrees that it will truthfully and completely answer all questions, and make all covenants, that the Company may, contemporaneously or hereafter, reasonably ask or demand for the purpose of establishing compliance with the Securities Act and applicable state securities laws with respect to the Buyer’s purchase of the Warrants.
     (f) Acknowledgement Regarding Transaction. The Buyer represents that in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, it has relied solely on its own independent investigation, the fairness opinion it caused to be prepared, the express representations, warranties, and covenants set forth in this Agreement and the Purchase Agreement, and the Buyer’s own assessment of the past, current, and future business, federal and state regulatory requirements, and operational requirements of the Company and its business. Accordingly, the Buyer acknowledges, represents and warrants that, except as expressly set forth in this Agreement and the Purchase Agreement, neither the Holders nor any officer, manager or employee of the Company has made, and the Buyer has not relied upon, any representations and warranties of any nature whatsoever.

     (g) Access to Data. The Buyer has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Company’s business, management and financial affairs, this Agreement, the Purchase Agreement, including the Schedules and Exhibits attached hereto and thereto, and the transactions contemplated hereby and thereby, which questions were answered to its satisfaction. The Buyer believes that it has received all the information the Buyer considers necessary or appropriate for deciding whether to purchase the Warrants.
     (h) Disclosure. Solely with respect to the Buyer, to the Buyer’s knowledge, no representation or warranty by the Buyer contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.
5. Survival of Representations. All representations and warranties of the Holders and the Buyer contained in this Agreement shall survive the execution of this Agreement and the closing and consummation of the Purchase contemplated by the terms of this Agreement.
6. Indemnification by each Holder (a) Each of the Holders, severally and not jointly, covenants and agrees to save and hold the Buyer and each of its owners, shareholders, members, managers, directors, officers, employees, agents, representatives, successors and permitted assigns, and Affiliates (the “Buyer Indemnified Parties”) harmless and indemnify the Buyer Indemnified Parties from and against any and all Losses (as defined below) suffered, sustained, incurred or required to be paid by any of the Buyer Indemnified Parties by reason of any breach of a representation, warranty or covenant of such Holder made to Buyer under the terms of this Agreement or the Warrant Powers..
     (b) It is understood and agreed that each Holder’s obligations as set forth in this Section 6 shall survive (i) the Closing Date of this Agreement and the Purchase, and (ii) any mutual termination of this Agreement unless this Section 6 is specifically referenced therein. Notwithstanding any terms to the contrary in this Agreement: (a) each Holder is only responsible for Losses resulting from such Holder’s breach of a representation, warranty or covenant made by such Holder to Buyer under the terms of this Agreement or the Warrant Power(s) delivered by such Holder, but not for any breach by any other Holders of such other Holders’ representation, warranty or covenant made to Buyer under the terms of this Agreement or the Warrant Powers delivered by such other Holders; (b) the aggregate liability of the Holders to indemnify the Buyer pursuant to this Section 6 shall not exceed the Purchase Price; and (c) the aggregate liability of each Holder to indemnify the Buyer pursuant to this Section 6 shall not exceed such Holder’s respective pro rata portion of the Purchase Price as set forth in Section 1(b).
     (c) For purposes of this Agreement, the term “Losses” means all damages (including, without limitation, amounts paid in settlement with the indemnified party’s consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court or governmental agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or to enforce the rights of indemnified party to indemnification hereunder.
     7. Indemnification by the Buyer
     (a) The Buyer covenants and agrees to save and hold each Holder and each Holder’s partners, members, managers, officers, employees, agents, representatives, successors and permitted assigns, and Affiliates (the “Holder Indemnified Parties”) harmless and indemnify the Holder Indemnified Parties from and against any and all Losses suffered, sustained, incurred or required to be paid by any of Holder Indemnified Parties as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach of a representation, warranty or covenant of the Buyer made to the Holders under the terms of this Agreement.
     (b) It is understood and agreed that Buyer’s obligations as set forth in this Section 7 shall survive (i) the Closing Date of this Agreement and the Purchase, and (ii) any mutual termination of this Agreement unless this Section 7 is specifically referenced therein. Notwithstanding any terms to the contrary in this Agreement, the aggregate liability of the Buyer to indemnify the Holders pursuant to this Section 7 shall not exceed the Purchase Price.
     8. Indemnification — General. (a) In the event of the assertion or commencement by any Person of any claim or legal proceeding with respect to which any Party may be entitled to indemnification pursuant to Section 6 or Section 7 (the “Indemnified Party”), the Indemnified Party shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such claim or legal proceeding on its own; provided, however, that the Indemnified Party shall not settle or compromise any such claim or legal proceeding without the prior written consent of the Party from whom indemnification will be sought (the “Indemnifying Party”), which consent may not be unreasonably withheld or delayed. The Indemnified Party shall give the Indemnifying Party prompt notice after the Indemnified Party becomes aware of the commencement of any such claim or legal proceeding against the Indemnified Party; provided, however, any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under Section 6, Section 7 or this Section 8 (except to the extent such failure materially adversely prejudices the defense of such claim or legal proceeding). If the Indemnified Party does not elect to proceed with the defense (including settlement or compromise) of any such claim or legal proceeding, the Indemnifying Party may proceed with the defense of such claim or legal proceeding with counsel of its choice; provided, however, that the Indemnifying Party may not settle or compromise any such claim or legal proceeding without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed). Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands; provided, the notice of such claim sets forth the basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

     (b) Any indemnification owing to an Indemnified Party pursuant to Section 6, Section 7 or this Section 8 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the Indemnified Party within fifteen (15) days after the determination thereof.
     (c) Except with respect to claims alleging fraud or willful misconduct, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby or otherwise in respect of the status, operations, condition or ownership of any Party, or its respective businesses or properties on or prior to the Closing Date must be brought by the claimant Party in accordance with the provisions and applicable limitations of Section 6, Section 7 and this Section 8, which shall constitute the sole and exclusive remedy of the claimant Party, its Affiliates, successors and assigns and all Persons who may claim any rights through such Party, for any such claim or cause of action.
     (d) The Holders shall not be entitled to make any claim for indemnity or contribution or any similar claim against the Company or any of its Affiliates, with respect to any Losses for which the Holders are liable under Section 6 or this Section 8. To the extent that the Holders may now or in the future have the right to assert any such claim against the Company, the Holders hereby waive any such right and hereby release and forever discharge the Company from any such claim. Notwithstanding the foregoing, it is understood and agreed that (i) the Company will pay the Holders’ costs, expenses and reasonable attorneys’ and other fees incurred in connection with this Agreement in the amount of $7,500 promptly following the Closing, and (ii) the Holders shall be able to make a claim for indemnity or contribution or any similar claim against the Company with respect to any Losses for which Holders are liable under Section 6 or this Section 8 by reason of any breach of a representation or warranty made by the Company in the Company’s consent and waiver attached hereto as Exhibit C.
     9. Definitions For purposes of this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” means as to any Party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such Party, including any officer or director of such Party. As to a Party who is a natural person, Affiliate means such person’s spouse, parents, siblings and lineal descendants.
     “Equity Interests” means issued and outstanding capital stock, partnership interests, limited liability company interests or other indicia of equity ownership (including any profits interest).
     “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would be its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership would be its certificate of formation and limited partnership agreement and the “Governing Documents” of a limited liability company would be its certificate of formation and operating agreement.
     “Government Authority” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing (whether now or hereafter constituted and/or existing) and any court, agency, instrumentality, regulatory commission (including the FDA) or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Laws” means all laws, statutes, ordinances, rules and regulations of any Government Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.
     “Lien” means any claim, lien (statutory or otherwise), pledge, hypothecation, assignment, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right (including, with respect to the Warrants, any preemptive right, right of first refusal, option, put, call or other restriction on transfer).
     “LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated effective March 31, 2009.
     “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Government Authority or other entity.
     “Rights Agreement” means that certain Investors Rights Agreement dated June 1, 2004 entered into by and among the Company and each of its members.
     10. Assignment. This Agreement shall not be assigned by Holders or the Buyer without the express written consent of the other parties.
     11. Entire Agreement. This Agreement constitutes the entire agreement between the Holders and the Buyer for only this transaction and supersedes any prior understandings, agreements, or representations, written or oral, to the extent they relate to the Purchase.
     12. Severability. Any term or provision of this Agreement which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other term or provision of this Agreement and all such other terms and provisions shall remain in full force and effect.
     13. Attorneys’ Fees. In the event any party to this Agreement is required to bring an action at law or in equity against any other party to enforce any of the terms of this Agreement, the losing party hereby agrees to pay to the prevailing party all of its reasonable attorneys’ fees.

     14. Preamble (WHEREAS) Clauses. The preamble (“WHEREAS”) clauses set forth above are incorporated and made a part of this Agreement as though restated fully herein.
     15. Section Headings. The Section headings used in this Agreement are for convenience only, are not otherwise a part of this Agreement, and shall not be used in construing or interpreting this Agreement.
     16. Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     17. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Holders and the Buyer and their respective heirs, successors and permitted assigns.
     18. Multiple Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This Agreement may be transmitted and signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all parties hereto. Any party hereto may also require that any such documents and signatures be confirmed by a manually-signed original; provided, that, the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     19. Further Actions. The Holders and the Buyer shall each execute such documents and take such additional action as may be reasonably requested by the other to carry out the terms, provisions and purposes of this Agreement.
     20. Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; (c) if sent via facsimile or email, upon confirmation of transfer or delivery, as applicable, or (d) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:
          If to the Holders (or any individual Holder):
If to Convergent Capital Partners I, L.P.:
Convergent Capital Partners
505 N HWY 169, Suite 245
Minneapolis, MN 55441
Attention: Keith Bares
Facsimile: (763) 432-4085
Email: KBares@cvcap.com

and
If to Main Street Equity Interests, Inc.:
Main Street Equity Interests, Inc.
1300 Post Oak Blvd, Suite 800
Houston, TX 77056
Attention: Dwayne L. Hyzak
Facsimile: (713) 350-6042
Email: dhyzak@mainstcapital.com
and
If to Medallion Capital, Inc.:
Medallion Capital, Inc.
3000 County Road 42 West, Suite 301
Burnsville, MN 55337-4827
Attention: Paul Meyering
Facsimile: (952) 831-2945
Email: pmeyering@medallioncapital.com
and
If to Pacific Mezzanine Fund, L.P.:
Pacific Mezzanine Fund, L.P.
2 Theatre Square, Suite #210
Orinda, CA 94563
Attention: W. Brad Winegar
Facsimile: (925) 253-2901
Email: wbw@pacmezz.com
          If to the Buyer:
United American Healthcare Corporation
300 River Place, Suite 4950
Detroit, Michigan 48207-4291
Attention: William C. Brooks
Facsimile: 313-393-3394
Email: wbrooks@uahc.com
with a copy to (which shall not constitute notice):
Honigman Miller Schwartz and Cohn LLP
660 Woodward Ave
2290 First National Building
Attention: Alex L. Parrish
Facsimile: 313.465.7513
Email: aparrish@honigman.com

     21. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of Michigan without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Michigan. In furtherance of the foregoing, the internal Law of the State of Michigan shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.
     22. Jurisdiction Each of the Holders and the Buyer submits to the jurisdiction of any state or federal court sitting in the State of Michigan in any proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the Holders and the Buyer hereby irrevocably consent to the service of process of any of the aforementioned courts in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 20, such service to become effective ten (10) days after such mailing.
     23. Amendment and Modification. This Agreement may not be amended, modified or terminated orally. No amendment, modification or termination shall be valid unless signed, in writing, by the party against whom the same is sought to be enforced.
[Signatures appear on the following page]

     IN WITNESS WHEREOF, the Holders and the Buyer have caused this Warrant Purchase Agreement to be duly executed on the date first set forth above.

THE BUYER: United American Healthcare Corporation a Michigan corporation
By:		/s/ William Brooks
Name: William Brooks
Title: President & Chief Executive Officer

THE HOLDERS: Pacific Mezzanine Fund, L.P.
By:		Pacific Private Capital, LLC
Its:		General Partner

	By:	/s/ W. Brad Winegar
Name: W. Brad Winegar
Title: Managing Director

Main Street Equity Interests, Inc.
By:		/s/ Dwayne Hyzak
Name: Dwayne Hyzak
Title: Vice President

Medallion Capital, Inc.
By:		/s/ Paul Meyering
Name: Paul Meyering
Title: President

Convergent Capital Partners I, L.P.
By:		Convergent Capital, LLC
Its:		General Partner

	By:	/s/ Keith S. Bares
Name: Keith S. Bares
Title: Manager

[Signature Page to Pulse Warrant Purchase Agreement]

EXHIBIT A

Warrant No.	Effective Date	Holder	Units
No. 4	June 1, 2004	Convergent Capital Partners I, L.P.	205,859

No. 5	June 1, 2004	Main Street Equity Interests, Inc. (previously assigned from Main Street Mezzanine Fund, L.P.) (a)	454,102

No. 6	June 1, 2004	Medallion Capital, Inc.	254,297

No. 7	June 1, 2004	Pacific Mezzanine Fund, L.P.	454,102

No. 9	June 1, 2008	Pacific Mezzanine Fund, L.P.	54,920

No. 10	June 1, 2008	Convergent Capital Partners I, L.P.	24,897

No. 11	June 1, 2008	Main Street Equity Interests, Inc. (previously assigned from Main Street Mezzanine Fund, L.P.) (a)	54,920

	TOTAL		1,503,097

Notes:

(a)	As noted in the Warrant Purchase Agreement to which this Exhibit A is attached, Main Street Equity Interests, Inc. previously acquired Warrant Nos. 5 and 11 from its affiliate, Main Street Mezzanine Fund, L.P., on September 28, 2009.